The Trust held a meeting of shareholders on September 14, 2010.

Shareholders voted as indicated below:

		                         Withheld
 	     Affirmative	         Authority
Re-election of Paul Belica
             35,281,878	                 1,135,326
Election of Bradford K. Gallagher
             35,109,065	                 1,308,139
Re-election of James A. Jacobson
             35,178,536	                 1,238,668
Re-election of Hans W. Kertess
             35,235,815	                 1,181,389
Re-election of John C. Maney+
             35,560,520	                   856,684
Re-election of William B. Ogden, IV
             35,310,501	                 1,106,703
Re-election of Alan Rappaport
             35,312,172	                 1,105,032

+ Interested Trustee